KIRKLAND’S

News Release

KIRKLAND’S REPORTS THIRD QUARTER 2016 RESULTS

NASHVILLE, Tenn. (November 22, 2016) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported financial results for the 13-week and 39-week periods ended October 29, 2016.

Net sales for the 13 weeks ended October 29, 2016 increased 7.0%, to $138.2 million compared with $129.2 million for the 13 weeks ended October 31, 2015. Comparable store sales for the third quarter of fiscal 2016, including e-commerce sales, decreased 2.3% compared with an increase of 1.8% in the prior-year quarter. Kirkland’s opened 11 stores and closed one during the third quarter of 2016, bringing the total number of stores to 401 at quarter end.

Net sales for the 39 weeks ended October 29, 2016 increased 7.8%, to $391.2 million compared with $362.8 million for the 39 weeks ended October 31, 2015. Comparable store sales, including e-commerce sales, decreased 2.0% for the 39 weeks ended October 29, 2016, compared with an increase of 3.7% in the prior-year period. Kirkland’s opened 38 stores and closed 13 during the 39-week period.

For the 13 weeks ended October 29, 2016, the Company reported a net loss of $0.8 million or ($0.05) per diluted share. That compares with a loss of $0.3 million, or ($0.02) per diluted share in the prior-year period.

For the 39 weeks ended October 29, 2016, the Company reported a net loss of $3.5 million, or ($0.22) per diluted share compared with a net loss of $0.03 million, or ($0.00) per diluted share, for the 39 weeks ended October 31, 2015.

“We were pleased with the modest improvement in merchandise margin for the quarter despite a decline in traffic in a highly promotional environment. Our inventory levels are much improved and in good shape as we approach the holiday season,” said Mike Madden, President and Chief Executive Officer. “Conversion was positive in both the store and e-commerce channels, and our seasonal assortment is performing well.”

“While traffic headwinds persist, we are making solid progress on our key initiatives,” continued Mr. Madden. “We completed a strong class of new store openings and our recent supply chain investments are supporting stronger efficiency. The new brand campaign, which rolled out on schedule in the third quarter, has a better mix of value and inspirational content, and we’ll build on that as we progress through the holiday season.”

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KIRK Reports Third Quarter 2016 Results

November 22, 2016

“We have also taken a major step to strengthen our leadership team, adding two new roles, Chief Operating Officer and Vice President of Planning and Allocation. We’re confident these new positions support our strategic objective to drive continuous improvement across the organization.”

Fiscal 2016 Outlook

Kirkland’s is updating its outlook for fiscal 2016 as follows:

Store Growth:	For the 52-week period ending January 28, 2017 (“fiscal 2016”), the Company expects to achieve approximately 9% square footage growth with 42 new store openings and 14 store closings.

Sales:
Total sales for fiscal 2016 are expected to increase
approximately 7% compared with fiscal 2015, driven
primarily by new store openings. This level of sales
performance implies a fourth quarter comparable store
sales decrease of 1% to 2%.

Margin & Expenses:
The Company expects its gross profit margin to decline
year-over-year given an increase in supply chain and store
occupancy costs, partially offset by a higher merchandise
margin. Operating expenses are expected to increase
slightly as a percent of sales. For the full year, the
Company expects a contraction in its operating margin.

Earnings:
Based on the above assumptions, the Company now expects
fiscal 2016 earnings per diluted share to be in the range
of $0.70 to $0.75. The earnings projection assumes a tax
rate of approximately 38.5% and excludes any potential
share repurchases.

Cash Flow:
Capital expenditures in fiscal 2016, which we expect to be
driven primarily by new store openings and continued
investments in omni-channel and supply chain initiatives,
are estimated to be approximately $31 million compared
with $35 million in fiscal 2015.

This updated performance outlook is based on current information as of November 22, 2016. The information on which this outlook is based is subject to change, and the Company may update its full year business outlook or any portion thereof at any time for any reason.

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KIRK Reports Third Quarter 2016 Results

November 22, 2016

Investor Conference Call and Web Simulcast

Kirkland’s will host a conference call today, November 22, 2016, at 11:00 a.m. ET. The number to call for the interactive teleconference is (412) 542-4163. A replay of the conference call will be available through Tuesday, November 29, 2016, by dialing (412) 317-0088 and entering the confirmation number, 10096054.

A live broadcast of Kirkland’s quarterly conference call will be available online at ir.kirklands.com or https://www.webcaster4.com/Webcast/Page/957/18231 on November 22, 2016, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue for one year.

About Kirkland’s, Inc.

Kirkland’s, Inc. was founded in 1966 and is a specialty retailer of home décor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 404 stores in 36 states.  The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products.  The Company’s stores also offer an extensive assortment of gifts, as well as seasonal merchandise.  More information can be found at www.kirklands.com.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, fluctuations in cost and availability of products, interruptions in supply chain and distribution systems, the ability to control employment and other operating costs, availability of suitable retail locations and other growth opportunities, disruptions in information technology systems including the potential for security breaches of Kirkland’s or its customers’ information, seasonal fluctuations in consumer spending, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 8, 2016. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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KIRK Reports Third Quarter 2016 Results

November 22, 2016

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	13-Week	13-Week
	Period Ended	Period Ended
	October 29,	October 31,
	2016	2015
Net sales	$138,240	$129,238
Cost of sales	87,762	81,137

Gross profit	50,478	48,101
Operating expenses:
Operating expenses	45,651	43,476
Depreciation	6,435	5,557

Operating loss	(1,608)	(932)
Other expense, net	6	12

Loss before income taxes	(1,614)	(944)
Income tax benefit	(768)	(674)

Net loss	$(846)	$(270)

Loss per share:
Basic	$(0.05)	$(0.02)

Diluted	$(0.05)	$(0.02)

Shares used to calculate loss per share:
Basic	15,897	17,243

Diluted	15,897	17,243

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KIRK Reports Third Fiscal Quarter 2016 Results

November 22, 2016

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	39-Week	39-Week
	Period Ended	Period Ended
	October 29,	October 31,
	2016	2015
Net sales	$391,168	$362,837
Cost of sales	248,880	224,561

Gross profit	142,288	138,276
Operating expenses:
Operating expenses	129,564	122,717
Depreciation	18,703	16,096

Operating loss	(5,979)	(537)
Other expense, net	34	41

Loss before income taxes	(6,013)	(578)
Income tax benefit	(2,516)	(549)

Net loss	$(3,497)	$(29)

Loss per share:
Basic	$(0.22)	$(0.00)

Diluted	$(0.22)	$(0.00)

Shares used to calculate loss per share:
Basic	15,844	17,252

Diluted	15,844	17,752

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KIRK Reports Third Quarter 2016 Results

November 22, 2016

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

	October 29, 2016	January 30, 2016	October 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$28,260	$44,352	$32,358
Inventories, net	99,989	68,222	95,460
Other current assets	19,503	15,206	18,056

Total current assets	147,752	127,780	145,874
Property and equipment, net	113,933	105,542	107,000
Other assets	3,135	1,934	2,107

Total assets	$264,820	$235,256	$254,981

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$52,676	$28,689	$53,962
Income taxes payable	—	4,863	—
Other current liabilities	29,711	25,943	26,927

Total current liabilities	82,387	59,495	80,889
Non-current deferred income taxes	1,689	1,342	757
Deferred rent and other long-term liabilities	62,193	54,724	51,896

Total liabilities	146,269	115,561	133,542

Net shareholders’ equity	118,551	119,695	121,439

Total liabilities and shareholders’ equity	$264,820	$235,256	$254,981

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KIRK Reports Third Quarter 2016 Results

November 22, 2016

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)

	39-Week	39-Week
	Period Ended	Period Ended
	October 29, 2016	October 31, 2015
Net cash provided by (used in):
Operating activities	$12,145	$(8,584)
Investing activities	(28,065)	(25,721)
Financing activities	(172)	(32,475)

Cash and cash equivalents:
Net decrease	(16,092)	(66,780)
Beginning of the period	44,352	99,138

End of the period	$28,260	$32,358

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